For Immediate Release

Contact: John L. Flynn

Chief Financial Officer

703-478 5830

email: jflynn@fairchild.com

THE FAIRCHILD CORPORATION (NYSE:FA) ANNOUNCES FISCAL 2003 RESULTS AND PURSUIT OF NEW ACQUISITIONS

Dulles, Virginia (September 24, 2003) The Fairchild Corporation (NYSE: FA) announced today that it is continuing to pursue worldwide acquisition opportunities in diverse business segments. Eric Steiner, President and Chief Operating Officer of The Fairchild Corporation, stated: "We are pursing acquisition opportunities in a variety of industries and locations throughout the world. Based upon our experience and past successes with acquisitions and business opportunities, we expect that these efforts will provide us with a strong foundation for the long term."

Fairchild's cash and investments were $121.9 million at June 30, 2003, as compared to $21.1 million at June 30, 2002. Fairchild has also successfully reduced its debt by $485.1 million to $6.7 million on June 30, 2003, as compared to $491.8 million on June 30, 2002. The reduction in debt decreased the Company's net interest expense by $16.8 million in fiscal 2003. These efforts reflect the sale of Fairchild's fastener business to Alcoa for $657 million in cash, which was completed on December 3, 2002, and significantly lessen the Company's dependence on the Aerospace industry. The Company reported a net loss of $53.2 million, or $2.12 per share, for its year ended June 30, 2003. The net loss included $9.9 million of interest expense for the write-off of deferred loan fees due to early repayment of our debt, a $7.7 million decrease in the fair market value adjustment of our position in a ten-year $100 million interest rate contract, and goodwill impairment of $6.6 million.

About The Fairchild Corporation

The Fairchild Corporation is engaged in the aerospace distribution business which stocks and distributes a wide variety of parts to aircraft operations and aerospace companies providing aircraft parts and services to customers worldwide. The Fairchild Corporation also owns and operates a shopping center located in Farmingdale, New York. Additional information is available on The Fairchild Corporation web site (www.fairchild.com).

This news release may contain forward-looking statements within the meaning of Section 27-A of the Securities Act of 1933, as amended, and Section 21-E of the Securities Exchange act of 1934, as amended. The Company's actual results could differ materially from those set forth in the forward-looking statements, as a result of the risks associated with the Company's business, changes in general economic conditions, and changes in the assumptions used in making such forward-looking statements.

THE FAIRCHILD CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

	Three Months Ended		Twelve Months Ended
REVENUE:	06/30/03	06/30/02		06/30/03	06/30/02
Net sales	$ 18,257	$ 17,878		$ 68,820	$ 76,531
Rental revenue	2,435	1,776		8,699	7,159
	20,692	19,654		77,519	83,690
COSTS AND EXPENSES:
Cost of goods sold	15,028	14,548		54,792	61,059
Cost of rental revenue	1,638	1,210		5,665	4,917
Selling, general & administrative	7,534	9,027		61,344	39,594
Other (income) expense, net	(1,410)	1,126		(2,581)	(4,293)
Impairment charges	6,726	3,061		6,726	3,435
	29,516	28,972		125,946	104,712
OPERATING LOSS	(8,824)	(9,318)		(48,427)	(21,022)
Interest expense	4,355	12,636		38,460	49,650
Interest income	(816)	(933)		(9,969)	(4,304)
Net interest expense	3,539	11,703		28,491	45,346
Investment income (loss)	(618)	(742)		(20)	(992)
Increase (decrease) in fair market value of interest rate contract	(1,925)	(3,587)		(7,673)	(4,567)
Loss from continuing operations before taxes	(14,906)	(25,350)		(84,611)	(71,927)
Income tax benefit	(1,745)	39		(446)	16,047
Equity in earnings (loss) of affiliates, net	(807)	(38)		(1,066)	(138)
Minority interest, net	39	-		39	-
Loss from continuing operations	(17,419)	(25,349)		(86,084)	(56,018)
Earnings from discontinued operations, net	(4,718)	17,301		3,108	46,070
Loss on disposal of discontinued operations, net	(10,298)	-		29,784	-
Cumulative effect of change in accounting for goodwill	-	-		-	(144,600)
NET LOSS	$ (32,435)	$ (8,048)		$ (53,192)	$ (154,546)
BASIC AND DILUTED EARNINGS (LOSS) PER SHARE:
Loss from continuing operations	$ (0.69)	$ (1.01)		$ (3.42)	$ (2.23)
Earnings from discontinued operations, net	(0.19)	0.69		0.12	1.83
Loss on disposal of discontinued operations, net	(0.41)	-		1.17	-
Cumulative effect of change in accounting for goodwill	-	-		-	(5.75)
NET LOSS	$ (1.29)	$ (0.32)		$ (2.11)	$ (6.15)

Weighted average shares outstanding:	25,184	25,162		25,170	25,155

Revenues
Aerospace Distribution Segment	$ 16,201	$ 14,974		$ 59,608	$ 63,298
Aerospace Manufacturing Segment	2,031	2,904		9,187	13,233
Real Estate Operations Segment	2,435	1,776		8,699	7,159
Corporate and Other	25	-		25	-
Total	$ 20,692	$ 19,654		$ 77,519	$ 83,690

Operating Income (Loss)
Aerospace Distribution Segment	$ (5,507)	$ 532		$ (4,143)	$ 2,579
Aerospace Manufacturing Segment	(1,086)	(4,876)		(2,494)	(6,276)
Real Estate Operations Segment	696	475		2,735	1,550
Corporate and Other	(2,926)	(5,449)		(44,525)	(18,875)
Total	$ (8,823)	$ (9,318)		$ (48,427)	$ (21,022)